Exhibit 4.3

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THIS WARRANT AND/OR SUCH SECURITIES, OR SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE OR FOREIGN LAW.

AMENDED AND RESTATED WARRANT TO PURCHASE STOCK OF

Lendbuzz Inc. (the “Company”)

Date: July 11, 2023

11/7/2023 | 09:47 PDT

THIS CERTIFIES THAT, for value received, the Holder is entitled to purchase Warrant Shares from the Company, at any time and from time to time during the Exercise Period, at the Exercise Price per each Warrant Share, for an aggregate purchase price equal to the Exercise Amount, all in accordance with the provisions contained herein.

This Warrant amends and restates in its entirety that certain Amended and Restated Warrant to purchase certain amount of Series B Preferred Stock issued by the Company to the Holder on September 15, 2022 (the “Original Warrant”). Upon the execution and delivery of this Warrant by the Company and the Holder, this Warrant shall supersede and replace the Original Warrant in all respects and the Original Warrant shall be cancelled, be null and void and have no force and effect.

1. Definitions.

As used herein the following defined terms shall have the meaning ascribed to them in this Section as follows:

“Closing Date” shall mean May 15, 2018.

“Financing Agreement” shall mean that certain Credit Agreement, dated May 15, 2018, by and between the Company and Viola Credit, as amended from time to time.

“Exercise Amount” shall mean US$ 865,500.

“Holder” shall mean Viola Credit and any such other third party to which this Warrant is assigned or transferred pursuant to its terms.

“Interest Election Option” means the election by the Holder, pursuant to the Financing Agreement, to increase the Interest Rate (as defined in the Financing Agreement).

“IPO” shall mean an initial public offering on the New York Stock Exchange, Nasdaq or other similarly recognized public exchange of the Company’s securities.

“M&A Transaction” means (i) the consolidation of the Company with, or a merger with or into, any third party, following which the Company’s stockholders immediately prior to such transaction, will own less than 50.1% of the surviving entity or the Company, as applicable, immediately following such transaction, or (ii) an acquisition, transfer or other disposition of all or substantially all of the Company’s securities or assets.

“Qualified Financing” means the first bona fide equity transaction (consummated in one transaction or series of transactions involving the issuance of substantially the same class of shares) following the Closing Date with the principal purpose of raising capital, in which the aggregate gross amount of equity funds raised by the Company exceeds US$5,000,000 (excluding any amounts received upon the exercise of this Warrant or conversion of convertible securities outstanding at the Closing Date) (the “Threshold”). Such Threshold may be waived by the Holder, in its sole discretion, with respect to any equity transaction other than the currently contemplated SAFE transaction, provided that such transaction is consummated within four (4) months from the Closing Date and provided that an aggregate amount of up to US$2,500,000 is raised and transferred to the Company.

“Warrant Shares” means the most senior class or type of securities issued to the investors participating in the Qualified Financing, together with any applicable number warrants or other securities issued or granted to participants in the Qualified Financing. For the avoidance of doubt, the Warrant Shares shall have all rights, preferences, privileges and obligations that are attached to or that will be attached to the most senior class or type of securities issued to investors in the Qualified Financing, including liquidation preferences, registration rights, anti-dilution, pre-emptive rights and similar rights and protections, subject to any applicable holding thresholds and other conditions.

“Viola Credit” Viola Credit Alternative Lending SPV, Limited Partnership.

Capitalized terms not otherwise defined herein shall have the respective meaning ascribed to them in the Financing Agreement.

2. Number and Class of Warrant Shares; Exercise Price; Exercise Period.

(a) Number of Warrant Shares. The Holder shall be entitled to purchase, at the Exercise Price, up to such number of Warrant Shares as determined by dividing the Exercise Amount by the Exercise Price (as such term is defined below).

(b) Exercise Price. The Exercise Price for each Warrant Share shall be a price per share reflecting a 20% discount to the lowest price per share paid for the most senior class of securities issued in the Qualified Financing (except for shares issued pursuant to the conversion of bridge loans, SAFEs or similar securities) (the “Exercise Price”), subject to adjustments as set forth herein.

(c) Exercise Period. The Holder may exercise all or part of the Warrant on any Business Day, following the closing of the Qualified Financing and until the earlier of (i) nine years following the Closing Date, (ii) the consummation of an M&A Transaction, and (iii) the consummation of an IPO (the “Exercise Period”). This Warrant shall automatically expire and be of no further force and effect without any action by Holder immediately upon the expiration of the Exercise Period.

(d) No Lock-Up. The Warrant Shares shall not be subject to any lock-up restrictions under any contract, plan or other arrangement.

3. Method of Exercise; Payment.

(a) Mechanism of Exercise. The Warrant may be exercised by the Holder, in whole or in part, at any time and from time to time during the Exercise Period, by surrendering this Warrant accompanied by a duly executed Notice of Exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), at the principal office of the Company. Subject to the provisions of Section 3(b) below, concurrently with the delivery of the Notice of Exercise, the Holder shall pay the Company the Exercise Price due with respect to each Warrant Share underlying the exercised portion of the Warrant, in cash, by wire transfer or certified, cashier’s or other check or any other method approved in advance by the Company.

(b) Cashless Exercise. In lieu of payment of the Exercise Price to the Company, as set forth in Section 3(a) above, the Holder may exercise the Warrant, in whole or in part, into the number of Warrant Shares calculated pursuant to the following formula:

X = Y(A-B)

  A

Where

X = the number of Warrant Shares to be issued to the Holder

Y = the number of Warrant Shares obtainable upon a cash payment of the amount for which the Holder desires to exercise the Warrant.

A = the Fair Market Value (as defined below) of one Warrant Share.

B = the then applicable Exercise Price

“Fair Market Value” of a Warrant Share shall be equal to (i) if this Warrant is exercised in connection with an M&A Transaction, the price per Warrant Share paid in such M&A Transaction, and (ii) if this Warrant is exercised in connection with the IPO, then the initial “Price to Public” specified in the final prospectus with respect to such offering, and (iii) and if the Fair Market Value of the Warrant Share cannot be determined in the manner set forth above in (i) or (ii) above, then such Fair Market Value shall be determined in good faith by the Company and the Holder or, if the Company and the Holder fail to reach an agreement, by the Company’s board of directors, acting in good faith.

In the event that Holder determines to exercise the Warrant pursuant to this Section 3(b), Holder shall surrender this Warrant and deliver the Notice of Cashless Exercise in the form attached hereto as Exhibit B (the “Notice of Cashless Exercise”), duly completed and executed and indicating the gross number of Warrant Shares (i.e., the number of Warrant Shares that would have been delivered to the Holder had such exercise not been on a cashless basis) with respect to which the Warrant is being exercised, at the principal office of the Company (a “Cashless Exercise”).

(c) Warrant Shares; Share Certificates; Partial Exercise. By no later than five (5) Business Days following the delivery of the Notice of Exercise, or Notice of Cashless Exercise, as applicable, the surrender of the Warrant and, if not exercised on a net exercise basis, payment of the Exercise Price per each Warrant Share underlying the exercised portion of the Warrant, the Company shall issue and cause to be delivered to the Holder or to its assignee (a) an updated capitalization table of the Company reflecting the exercise of the Warrant and issuance of the Warrant Shares, (b) a certificate (the “Warrant Share Certificate”) of the number of full Warrant Shares so purchased upon the exercise of the Warrant, together with cash in respect of any fractional Warrant Shares otherwise issuable upon such surrender. Such Warrant Share Certificate shall be deemed to have been issued to the Holder or its assignee as aforesaid and such person shall be deemed to have become a holder of record of the Warrant Shares as of the date of surrender of the Warrant being exercised and payment to the Company of the applicable Exercise Price per Warrant Share being exercised, notwithstanding that the Warrant Share Certificate representing such securities shall not actually have been delivered or that the stock transfer books of the Company shall then be closed.

Furthermore, unless this Warrant has been fully exercised, a new Warrant representing the unexercised portion of the Warrant shall also be issued to the Holder within such time.

(d) Conditional Exercise. In the event that the Holder notifies the Company of its intention to exercise this Warrant (or any portion thereof) upon an M&A Transaction or an IPO, then the Holder shall be deemed to have conditioned such exercise upon the consummation of such M&A Transaction or IPO, as applicable.

(e) Automatic Exercise. Unless otherwise provided by the Holder in writing, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 3(b), without any further action on behalf of Holder, immediately prior to the expiration of the Exercise Period.

4. Taxes; Warrant Shares

(a) The Company undertakes to pay all fees and expenses of the Company, if any, attributable to the issuance of the Warrant Shares.

(b) This Warrant is and the Warrant Shares issuable upon the exercise of the Warrant will, upon issuance in accordance with the provisions contained herein, be fully paid and non-assessable, and free from all taxes, liens and charges or any third party rights (including, but not limited to preemptive rights or similar rights of any stockholder of the Company and including taxes imposed on the Company in connection with the issuance thereof) and such issuance will not trigger any anti-dilution protection adjustments.

(c) All tax consequences arising from the grant of this Warrant, including the exercise of the Warrant, or from the subsequent disposition of Warrant Shares covered by this Warrant (which are customarily borne by a holder of warrant or the shares underlying the warrant) shall be borne solely by the Holder, and the Holder will indemnify the Company and hold the Company harmless against and from any and all liability for any such tax or interest or penalty thereon.

5. Adjustments. The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price set forth above shall be subject to adjustment, from time to time, upon the occurrence of certain events, as follows:

(a) In the event that the Company shall consolidate with or merge with or into another corporation (in which the Company is not the surviving company) or convey all or substantially all of its assets to another corporation or other entity, then, in each such case, the Holder, upon exercise of this Warrant, at any time after the consummation of such consolidation, merger, or conveyance, shall be entitled to receive, in lieu of the Warrant Shares, the shares or other securities or property to which the Holder would have been entitled upon the consummation of such consolidation, merger or conveyance if the Holder had effected the exercise of this Warrant, immediately prior thereto and received the Warrant Shares based on the conversion ratio determined in connection with such transaction, all subject to further adjustment as provided in this Section 5; and in each such case, the terms of this Section 5 shall be applicable to the shares or other securities or property receivable upon the exercise of this Warrant after the consummation of such consolidation, merger or conveyance. The arrangement set out in this Section 5(a) shall apply, mutatis mutandis, in the event of a split, combination, recapitalization or reclassification of Warrant Shares.

(b) If at any time after the Holder becomes a stockholder of the Company, if the Company pays a dividend payable in kind, or in additional securities or rights convertible into, or entitling a shareholder of the Company to receive directly or indirectly, additional securities (hereinafter referred to as the “Non Cash Dividends”), then the Holder, upon the exercise of this Warrant, at any time after the date the Company shall fix as the record date for the purpose of receiving such Non Cash Dividends, shall be entitled to receive, in addition to the Warrant Shares, the Non Cash Dividend to which the Holder would have been entitled upon the distribution of such Non Cash Dividends if the Holder had effected the exercise of this Warrant immediately prior to the date that the Company had fixed as the record date for the purpose of receiving such Non Cash Dividends and had held such Warrant Shares as of such date, all subject to further adjustments as provided in this Section.

Without derogating from any provision of the Financing Agreement, if at any time following the Date of Grant and prior to the exercise of this Warrant the Company shall distribute any amount by way of (i) dividends, whether payable out of earnings or surplus legally available for dividends or as a dividend in liquidation or partial liquidation, or (ii) repurchase of any of its stockholders’ equity, or (iii) repayment of any of its stockholders’ convertible loans; in each such case, the Exercise Price shall be reduced (1) in the case of dividend distribution - by an amount equal to the cash amount of the per-share distribution on the record date fixed for the purpose of such distribution or repayment (or if no such record date is fixed, then on the date of such payment), and (2) in the case of repurchase of any of its stockholders’ equity or repayment of any stockholders’ loan—by the total amount paid or repaid, as applicable, to the stockholders in connection with such repurchase or on account of such loans, as applicable, divided by the total number of the Company’s stock held by such stockholders immediately prior to such payment.

If the Company subdivides the outstanding Warrant Shares by reclassification or otherwise into a greater number of shares, the number of Warrant Shares purchasable hereunder shall be proportionately increased and the Exercise Price shall be proportionately decreased. If the outstanding Warrant Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of stock, the Exercise Price shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased.

(b) Upon the occurrence of each adjustment or readjustment of the Exercise Price or class of Warrant Shares pursuant to the provisions contained herein, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(c) In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right or who are entitled to have their securities repurchased by the Company, (ii) effecting any reclassification or recapitalization of any of its securities, (iii) merging or consolidating with or into any other corporation, or selling, leasing, licensing, or conveying all or substantially all of its assets, or liquidating, dissolving or winding up the Company, (iv) effecting an M&A Event or an IPO, (v) offering holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities, or (vi) the voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in connection with each such event, the Company shall give the Holder at least 20 Business Days prior written notice, specifying the date on which any such record is to be taken for the purpose of such dividend, repurchase, distribution or right, and the amount and character of such dividend, or the date for determining rights to vote, if any, in respect of the matters referred to in (ii) and (iii) above, or the date for participating in the registration or the date such event will take place, as applicable.

(d) No fractional shares shall be issued upon the exercise of this Warrant, and the number of Warrant Shares to be issued shall be rounded to the nearest whole share (with cash being paid by the Company to the Holder for any unissued fractional shares).

6. Representations and Covenants of the Company.

(a) The Company represents and covenants to the Holder that all corporate actions on the part of the Company, its officers, directors and shareholders necessary for the grant of the Warrant, the issuance of the Warrant Shares following the exercise of the Warrant pursuant and subject to the provisions herein or shares of Common Stock issuable following the conversion of the Warrant Shares, the execution of the Joinders (as defined below) by the Company and the Holder upon exercise of the Warrant, and the performance of the Company’s obligations hereunder have been taken and are effective as of the date of the execution of this Warrant. The Company undertakes that all additional corporate actions on the part of the Company, its officers, directors and stockholders as may be required in connection with this Warrant and an adjustment pursuant hereto and/or the creation, sale and issuance of the stock following the exercise of the Warrant, will be taken as promptly as practicable.

(b) The Company will not, by amendment of its organizational documents or through reorganization, recapitalization, consolidation, merger, dissolution, transfer of assets, issue or sale of securities or any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, conditions or terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof.

7. Representations and Warranties of the Holder. The Holder represents and warrants to the Company as follows:

(a) This Warrant and the Warrant Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Warrant Shares.

(b) Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities.

(c) Holder’s limited and general partners are all “accredited investors” within the meaning of Regulation D promulgated under the Act.

(d) Holder understands that this Warrant and the Warrant Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Warrant Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

8. Appointment of Board Observer.

(a) The Holder shall have the right to appoint an observer to the Board of Directors of the Company and each of its subsidiaries, including any committees thereof, so long as any Obligations are outstanding under the Financing Agreement. For the avoidance of doubt, this provision shall survive the termination or expiration of this Warrant.

(b) Notwithstanding the above, the Company shall have the right to exclude the Observer from portions of meetings of the Board of Directors or omit to provide the Observer with certain information or analysis if the Board reasonably determines in good faith that (a) the information or meeting involves competitors of the Holder, or would pose a conflict of interest between the Holder and the Company (it being clarified that discussions relating to adverse developments in the Company’s business or financials shall not be deemed, in itself, a conflict of interest), or would reasonably be expected and determined to have an adverse effect on the Company or its business (including to jeopardize any potential transaction); (b) upon advice of counsel, such exclusion or omission is necessary to preserve an attorney-client privilege; or (c) such exclusion or omission is reasonably necessary to protect confidential proprietary information or trade secrets of the Company, or to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties. The foregoing exclusion and restriction on information that is otherwise required to be provided to the Observer pursuant to this Section shall also permit the Company to redact from minutes of the Company’s board, shareholders or committee meetings and withhold from notices of meetings any reference and details to matters and documents, notices, deliberations and resolutions reasonably relating to any such matters or information.

(c) Holder shall treat all information it learns through its Observer as confidential. The Observer shall execute confidentiality undertakings in a form reasonably satisfactory to the Company, including without limitation the right of the Observer to share confidential information with the Holder.

9. Limited Rights as Stockholder.

(a) Without derogating from any provision of Section 5 hereunder, the Holder shall not be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Warrant Shares or any other securities of the Company which may at any time be issuable on the exercise of this Warrant for any purpose. Furthermore, other than expressly set forth in this Warrant, the Joinder or in the Company’s incorporation or organizational documents, nothing contained herein shall be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company. Without limiting the Holder’s rights hereunder, upon the exercise of this Warrant the Holder shall be entitled to all of the rights and privileges to which a holder of such class of Warrant Shares is entitled (including anti-dilution protection effected prior to the exercise, if any).

(b) Notwithstanding the foregoing and without derogating from the provisions of the Financing Agreement and the Joinder, until the expiration of this Warrant the Holder shall be entitled to receive from the Company all information and documents (including financial statements) (if any) delivered by the Company to all of its stockholders at the same time as the Company distributes such information to such stockholders. In addition, upon written request from the Holder, the Company shall deliver to the Holder copies of its then current capitalization table (on a fully diluted basis) and organizational documents.

(c) Upon the first exercise of the Warrant, the Holder shall execute a joinder to the Amended and Restated Investors’ Rights Agreement, Amended and Restated Right of First Refusal, Amended and Restated Co-Sale Agreement, and Amended and Restated Voting Agreement, as may be amended and/or restated from time to time (the “Joinders”), and any other agreements or instruments as reasonably requested by the Company at such time and reasonably acceptable to the Holder.

(d) As a condition to such issuance and delivery of the Warrant Shares, the Holder hereby provides to the Company’s CEO with an executed irrevocable voting proxy to vote any Warrant Shares held by the Holder (the “Proxy”), provided that such proxy shall expire automatically once the Warrant Shares are no longer held by the Holder.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant certificate, and in the case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon surrender and cancellation of such Warrant certificate, if mutilated, the Company will make and deliver a new Warrant certificate of like tenor and dated as of such cancellation, in lieu of such Warrant certificate.

11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered mail, postage prepaid, faxed or electronically mailed or delivered by hand to the following addresses:

If to the Company:

Lendbuzz Inc.

100 Summer St. Boston, MA 02110

Attn: Amitay Kalmar

Email: [***]

copies to (which shall not constitute notice):

Shaked Cohen, Adv.

Email: ShakedC@gkh-law.com

If to the Holder:

c/o Viola Credit Five Management 2015 Ltd.

12 Abba Eben Blvd., Herzliya Israel

Attn: Ido Vigdor

Copies to (which shall not constitute notice):

Fischer (FBC& Co.)

146 Menachem Begin Rd., Tel Aviv, Israel

Attn: Adv. Liat Halperin (lhalperin@fbclawyers.com)

or to such other address with respect to a party as such party shall notify the other party in writing as above provided. Any notice sent in accordance with this Section shall be effective (i) if mailed by registered mail, three (3) Business Days after mailing, (ii) if sent via fax or electronic mail, upon transmission and electronic confirmation of receipt or—if transmitted and received on a non-business day—on the first business day following transmission and electronic confirmation of receipt, and (iii) if delivered by hand, upon delivery.

12. Governing Law; Forum for Dispute Resolution. Other than with respect to matters of corporate law, which shall be governed by Delaware law, this Warrant shall be governed by, and construed in accordance with, the laws of the internal law of the State of New York, without regard to the conflict of laws provisions thereof. Any dispute arising under or with respect to this Warrant shall be resolved exclusively in the appropriate State or Federal Court in the County of New York, State of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement. The parties hereto (a) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the appropriate State or Federal Court in the County of New York, State of New York, and (b) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13. Severability. If any provision of this Warrant is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Warrant and the remainder of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Warrant shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

14. Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

15. Manner of Payment. Without derogating from the provisions of Section 3(b) above, all payments that are to be made pursuant to this Warrant shall be paid in US$.

16. Assignment; Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns. Each of the Company and the Holder shall not assign or transfer any of its rights or obligations hereunder absent the prior written consent of the other party, which consent shall not be unreasonably withheld. Anything herein to the contrary notwithstanding, the Holder may assign or transfer all of its rights and obligations under this Warrant, without the consent of the Company, (a) to any of its affiliates, (b) to any partners (including limited partners) of Holder, (c) to any partnership (including a limited partnership) managed by the same management partnership as the Holder, or an affiliate of the general partner of the management partnership of the Holder, or the managing general partner of the general or limited partnership in question (e.g. managed by general partners which are under similar control as the general partner of the Holder), (d) in connection with a secondary sale by the Holder of its holdings in more than one of its portfolio companies, and (e) to any assignee of Viola Credit’s rights under the Financing Agreement and related documents.

17. Benefits of this Warrant. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Holder (and their respective successors and assignees) any legal or equitable right, remedy or claim under this Warrant. This Warrant shall be for the sole and exclusive benefit of the Company and the Holder.

18. Entire Agreement; Amendment and Waiver. This Warrant and the Exhibits and Schedules hereto (together with the Financing Agreement, to the extent applicable) constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof. All prior understandings and agreements among the parties are void and of no further effect, including, without limitation, the Original Warrant, as aforesaid in the preamble of this Warrant. Any term of this Warrant may be amended, waived, or discharged (either prospectively or retroactively, and either generally or in a particular instance), by a written instrument signed by the Company and the Holder.

[Signature Page Follows]

WHEREAS, this Warrant Certificate is issued as of the date first written above.

/s/ Amitay Kalmar
Lendbuzz Inc.

By: Amitay Kalmar
Title: President and CEO

Agreed and accepted:

Viola Credit Alternative Lending SPV, Limited Partnership
By: Viola Credit Five Management 2015, Ltd., as management Company

By:	/s/ Ruthi Simha
Name: Ruthi Simha
Title: Founder & General Partner

By:	/s/ Ido Vigdor
Name: Ido Vigdor
Title: General Partner

EXHIBIT A

NOTICE OF EXERCISE

Lendbuzz Inc.

_

_

Attn:      ,

1. [ ] [ ]The undersigned hereby elects to purchase [FILL IN NUMBER OF SHARES] shares of [FILL IN CLASS OF SHARES] of Lendbuzz Inc., pursuant to the terms of the attached Warrant (the “Warrant”), and tenders herewith payment in full for the aggregate Exercise Price for such shares.

2. Please issue a certificate or certificates representing said Warrant Shares in the name of the below list of entities, and record same in the Company’s internal share registry, as follows:      .

3. If the Warrant is not exercised in full, a new Warrant shall be registered for the balance of the Warrant Shares in the name of the undersigned Holder or its/his assignee as below indicated and delivered to the address stated below.

Very truly yours,

By:

Title:

EXHIBIT B

NOTICE OF CASHLESS EXERCISE

Lendbuzz Inc.

_

_

Attn:     ,

1. The undersigned hereby elects to exercise its Cashless Exercise rights, with respect to [FILL IN NUMBER OF SHARES] shares of [FILL IN CLASS OF SHARES] of Lendbuzz Inc., pursuant to the terms of the attached Warrant (the “Warrant”).

2. Please issue a certificate or certificates representing said Warrant Shares in the name of the below list of entities, and record same in the Company’s internal share registry, as follows:      .

3. If the Warrant is not exercised in full, a new Warrant shall be registered for the balance of the Warrant Shares in the name of the undersigned Holder or its/his assignee as below indicated and delivered to the address stated below.

Very truly yours,

By:

Title: